EXHIBIT 10.1

FORM OF CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is entered into this          day of                , 20   (the “Effective Date”) between                                 (“Executive”) and Keysight Technologies, Inc., a Delaware corporation (the “Company”).  This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events following a change of control of the ownership of the Company (defined as “Change of Control”).

RECITALS

A.                                    As is the case with most, if not all, publicly-traded businesses, it is expected that the Company from time to time may consider or may be presented with the need to consider the possibility of an acquisition by another company or other change in control of the ownership of the Company.  The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Executive and can cause the Executive to consider alternative employment opportunities or to be influenced by the impact of a possible change in control of the ownership of the Company on Executive’s personal circumstances in evaluating such possibilities.  The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

B.                                    [Moreover, the Employee Matters Agreement between Agilent Technologies, Inc. (“Agilent”) and the Company, dated as of August 1, 2014 entered into in connection with the distribution to Agilent shareholders of all the outstanding common stock of the Company, provides that the Company shall use its reasonable best efforts to cause each employee of the Company who is party to a change in control severance agreement with Agilent (including Executive) to enter into a change in control severance agreement with the Company.](1)

C.                                    The Board has discretion to determine which Eligible Officers (as defined in Section 7.10) may receive a change of control severance agreement and has determined that it is in the best interest of the Company and its shareholders to enter into this Agreement with Executive to incentivize the continuation of Executive’s employment and to provide motivation to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

D.                                    The Board believes that it is important to provide Executive with certain benefits upon Executive’s termination of employment in certain instances prior to, upon or following a Change of Control that provide Executive with enhanced financial security and incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of a Change of Control.

(1)  Include bracketed language for persons with Agilent CIC Agreements.

E.                                    At the same time, the Board expects the Company to receive certain benefits in exchange for providing Executive with this measure of financial security and incentive under the Agreement.  Therefore, the Board believes that Executive should provide various specific commitments which are intended to assure the Company that Executive will not direct Executive’s skills, experience and knowledge to the detriment of the Company for a period not to exceed the period during which payments are being made to Executive under this Agreement.

F.                                     Certain capitalized terms used in this Agreement are defined in Article VII.

The Company and Executive hereby agree as follows:

ARTICLE I.

EMPLOYMENT BY THE COMPANY

1.1                               Executive is currently employed by the Company as an Eligible Officer.

1.2                               Executive shall be entitled to the rights and benefits of this Agreement and this Agreement may not be terminated, except as otherwise provided in Section 4.5, if Executive is an Eligible Officer as of immediately prior to a Change of Control, or, if earlier, immediately prior to a termination of Executive’s employment that results in an Anticipatory Termination (the “Section 1.2 Time”).

1.3                               The Company and Executive each agree and acknowledge that Executive is employed by the Company as an “at-will” employee and that either Executive or the Company has the right at any time to terminate or to change Executive’s employment with the Company, or to determine that Executive is no longer an Eligible Officer regardless of the continued employment of Executive with or without cause or advance notice, for any reason or for no reason.  The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event that Executive’s employment with the Company terminates under the circumstances described in Article II of this Agreement.

1.4                               The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s continued employment with the Company, Executive’s compliance with the obligations described in Section 4.2, and Executive’s execution of the Release described in Section 4.3.  The Company and Executive agree that Executive’s compliance with the obligations described in Section 4.2 and Executive’s execution and non-revocation of the Release described in Section 4.3 are preconditions to Executive’s entitlement to the receipt of benefits under this Agreement and that these benefits shall not be earned unless all such conditions have been satisfied through the scheduled date of payment.  The Company hereby declares that it has relied upon Executive’s commitments under this Agreement to comply with the requirements of Article IV, and would not have entered into this Agreement in the absence of such commitments.

ARTICLE II.

TERMINATION EVENTS

2.1                               Involuntary Termination Upon or Following Change of Control.

(a)                                 The Company may involuntarily terminate Executive’s employment with the Company and its subsidiaries at any time.  In the event Executive’s employment with the Company and its subsidiaries is involuntarily terminated by the Company without Cause either (i) at the time of or within twenty-four (24) months following the occurrence of a Change of Control, (ii) within three (3) months prior to a Change of Control, whether or not such termination is at the request of an “Acquiror”, or (iii) at any time prior to a Change of Control, if such termination is at the request of an Acquiror, then, upon the later of Executive’s termination date and such Change of Control, such termination of employment will be a Termination Event and the Company shall pay Executive the compensation and benefits described in and at the times provided under Article III.  For all purposes of this Agreement the term “Acquiror” is either a person or a member of a group of related persons representing such group that in either case obtains effective control of the Company in the transaction or a group of related transactions constituting the Change of Control.

(b)                                 In the event Executive’s employment with the Company and its subsidiaries is either involuntarily terminated by the Company with Cause at any time, or is involuntarily terminated by the Company without Cause at any time other than under the circumstances described in Section 2.1(a), then such termination of employment will not be a Termination Event, Executive will not be entitled to receive any payments or benefits under the provisions of this Agreement, and the Company will cease paying compensation and providing benefits to Executive as of Executive’s termination date.

2.2                               Voluntary Termination Upon or Following Change of Control; Death; Disability.

(a)                                 Executive may voluntarily terminate Executive’s employment with the Company and its subsidiaries at any time.  In the event Executive voluntarily terminates Executive’s employment within three (3) months following the occurrence of an event constituting Good Reason and on account of an event constituting Good Reason, which event occurs either (i) at the time of or within twenty-four (24) months following the occurrence of a Change of Control, (ii) within three (3) months prior to a Change of Control, whether or not such termination is at the request of an “Acquiror”, or (iii) at any time prior to a Change of Control, if such triggering event or Executive’s termination is at the request of an Acquiror, then, upon the later of Executive’s termination date and such Change of Control, such termination of employment will be a Termination Event and the Company shall pay Executive the compensation and benefits described in and at the times provided under Article III.

(b)                                 In the event (i) Executive voluntarily terminates Executive’s employment for any reason other than on account of an event constituting Good Reason under the circumstances described in Section 2.2(a), or (ii) Executive’s employment terminates on account of either death or Disability, then such termination of employment will not be a Termination

Event, Executive will not be entitled to receive any payments or benefits under the provisions of this Agreement, and the Company will cease paying compensation and providing benefits to Executive as of Executive’s termination date.

ARTICLE III.

TERMINATION COMPENSATION AND BENEFITS

3.1                               Right to Benefits.  If a Termination Event occurs, Executive shall be entitled to receive the benefits described in this Agreement so long as Executive complies with the restrictions and limitations set forth in Article IV; provided, further, that (a) Executive must execute the Release, (b) the time period for revocation of the Release must expire without revocation by the Executive within sixty (60) days immediately following the Termination Event (the  “Release Deadline”) and (c) the Release shall remain in effect at the time that the benefits of this Article III are paid.  If a Termination Event does not occur, Executive shall not be entitled to receive any benefits described in this Agreement, except as otherwise specifically set forth herein.

3.2                               Severance.  Upon the occurrence of a Termination Event, Executive shall receive the Applicable Multiple times the sum of Executive’s Base Salary plus Target Bonus.  Amounts to be paid under this section shall be paid in a lump sum no later than five (5) business days after the Release Deadline.

3.3                               Health Insurance Coverage.  Upon the occurrence of a Termination Event, Executive shall be entitled to receive a payment equal to the Health Expense Benefit.  The purpose of the Health Expense Benefit is to assist Executive with healthcare expenses, including additional health plan premium payments that may result from the occurrence of a Termination Event.  Amounts to be paid under this section shall be paid in a lump sum no later than five (5) business days after the Release Deadline.

This Section 3.3 provides only for the Company’s payment of the Health Expense Benefit.  This Section 3.3 does not affect the rights of Executive or Executive’s covered dependents under any applicable law with respect to health insurance continuation coverage.

3.4                               Stock Award Acceleration.  Executive’s stock options which are outstanding as of the date of the Termination Event (the “Stock Options”) and that are not subject to performance-based vesting shall become fully vested upon the occurrence of the Termination Event and exercisable so long as Executive complies with the restrictions and limitations set forth in Article IV.  The maximum period of time during which the Stock Options shall remain exercisable, and all other terms and conditions of the Stock Options, shall be as specified in the relevant Stock Option agreements and relevant stock plans under which the Stock Options were granted.  The term “Stock Options” shall not include any rights of Executive under the Company’s employee stock purchase plan.

Executive’s restricted stock awards or restricted stock units awards (“RSUs”) that are outstanding as of the date of the Termination Event (“Restricted Stock”) and that are not subject to performance-based vesting shall become fully vested and, in the case of restricted stock, free from any contractual rights of the Company to repurchase or otherwise reacquire the Restricted Stock as a result of Executive’s termination of employment.  All shares of Restricted Stock or shares underlying RSUs which have not yet been delivered to Executive or Executive’s designee (whether because subject to joint escrow instructions or otherwise) shall be delivered to Executive or Executive’s designee as soon as administratively feasible after the occurrence of a Termination Event.

The treatment of Executive’s other awards, if any, outstanding under the 2014 Equity and Incentive Compensation Plan of the Company, or any successor plan thereto (together the “Stock Plan”), at the time of the Termination Event, including without limitation Stock Options, shares of Restricted Stock and RSUs that are subject to performance-based vesting, performance share awards and awards which may be settled in cash, shall be governed by the applicable award agreement.

Notwithstanding the above, if (i) Executive held unvested awards issued under the Stock Plan at the time of a Termination Event which is an Anticipatory Termination, (ii) such awards are forfeited or expire at or following such Anticipatory Termination, and before the applicable Change of Control, and (iii) such awards would have become vested on Executive’s date of termination on account of such Termination Event had it not been an Anticipatory Termination (such forfeited awards, the “Forfeited Equity”), then Executive shall receive a lump sum amount equal to the value of the Forfeited Equity no later than five (5) business days after the Release Deadline.  For purposes of the preceding sentence, the value of the Forfeited Equity shall equal to (i) in the case of an award other than Stock Options, the fair market value, as determined under the terms of the Stock Plan, of the shares as to which the award would have become vested had such Termination Event not been an Anticipatory Termination, determined as of the Change of Control, and (ii) in the case of a Stock Option,  the fair market value, as determined under the Stock Plan, of the shares as to which the Stock Option would have become vested had such Termination Event not been an Anticipatory Termination, determined as of the Change of Control, less the exercise price of such Stock Option (but in no event less than zero).

3.5                               Bonus.  If a Termination Event occurs, Executive shall receive a pro-rated bonus under any bonus plan applicable to Executive, for the performance period in which  Executive’s termination of employment occurs.  The amount of the bonus shall be calculated under the terms of such bonus program as established by the Company, including whether or not, or to what degree, any performance-based conditions have been met, and shall be equal to the amount of the bonus Executive would have been paid under the terms of such bonus program had Executive continued Executive’s employment with the Company until the end of such performance period multiplied by a fraction in which (i) the numerator is the number of days from and including the first day of the performance period until and including the date of the Executive’s termination of employment, and (ii) the denominator is the number of days in the performance period.  Such bonus shall be paid on the date Executive would have received the bonus if the termination of employment had not occurred during such performance period; provided, however, that in any event such bonus will be paid no later than two and one-half (2 1/2) months after the end of the calendar year in which the Termination Event occurs.  Such amount shall be reduced (but not below zero) by any bonus actually paid to Executive prior to the Termination Event in respect of such performance period.  Executive’s rights to the payment provided in this Section 3.5 shall not be terminated by the application of Section 4.2 of this Agreement.  This Section 3.5 shall not apply to awards issued pursuant to the Stock Plan.

3.6                               Mitigation.  Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of the Termination Event, or otherwise.

3.7                               Compliance with Section 409A.  In the event that (i) one or more payments of compensation or benefits received or to be received by Executive pursuant to this Agreement (“Agreement Payment”) would constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then such Agreement Payment shall not be made or commence until the earlier of (i) the day following the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company or (ii) such earlier time permitted under Section 409A of the Code and the regulations or other authority promulgated thereunder; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive under Section 409A of the Code, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  During any period in which an Agreement Payment to Executive is deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred Agreement Payment at a per annum rate equal to the highest rate of interest applicable to six (6)-month non-callable certificates of deposit with daily compounding offered by the following institutions:  Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such separation from service.  Upon the expiration of the applicable deferral period, any Agreement Payment which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum, including all accrued interest.

Termination of employment (and corollary terms) for purposes of this Agreement shall mean a separation from service within the meaning of Treasury Regulation § 1.409A-1(h).  Executive shall not be deemed to have separated from service if Executive continues to provide services to the Company at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full years of employment with the Company (or if employed by the Company less than three years, such lesser period); provided, however, that a separation from service will be deemed to have occurred if Executive service with the Company is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three full years of employment with the Company (or if employed by the Company less than three years, such lesser period).  For purposes of this Section 3.7 only and for determining whether an Executive has experienced a separation from service, the “Company” shall mean the Company and its affiliates that are treated as a single employer under section 414(b) or (c) of the Code.

ARTICLE IV.

LIMITATIONS AND CONDITIONS ON BENEFITS; AMENDMENT OF AGREEMENT

4.1                               Reduction in Payments and Benefits; Withholding Taxes.  The benefits provided under this Agreement are in lieu of any benefit provided under any other severance plan, program or arrangement of the Company in effect at the time of a Termination Event; provided, however, that if Executive is entitled to other severance benefits, including, without limitation, under any employment contract, severance plan or applicable law, such Executive shall be entitled to receive only the benefit under this Agreement or such other severance benefit, whichever is greater as determined by the Board or its designee.  Notwithstanding the foregoing, where such other severance benefit is less than the benefit under this Agreement, but is (i) required to be paid pursuant to applicable non-U.S. law or (ii) nonqualified deferred compensation subject to Section 409A of the Code, the Executive shall be entitled to receive the benefit under this Agreement with the amount to be paid pursuant to Sections 3.2, 3.3 and 3.5 offset by the amount of cash payable under such other severance benefit.  The Company shall withhold appropriate federal, state or local income, employment and other applicable taxes from any payments hereunder.

4.2                               Obligations of Executive.

(a)                                 For two years following the Termination Event, Executive agrees not to personally solicit any of the employees either of the Company or of any entity in which the Company directly or indirectly possesses the ability to determine the voting of 50% or more of the voting securities of such entity (including two-party joint ventures in which each party possesses 50% of the total voting power of the entity) to become employed elsewhere or provide the names of such employees to any other company which Executive has reason to believe will solicit such employees.

(b)                                 Following the occurrence of a Termination Event, Executive agrees to continue to satisfy Executive’s obligations under the terms of the Company’s standard form of Proprietary Information and Non-Disclosure Agreement previously executed by Executive (or any comparable agreement subsequently executed by Executive in substitution or supplement thereto).  Executive’s obligations under this Section 4.2(b) shall not be limited to the Term.

(c)                                  It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void, but shall be deemed amended to apply as to such maximum time or territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d)                                 Following a Termination Event, Executive agrees not to make any public statement or statements to the press concerning Keysight, its business objectives, its management practices, or other sensitive information without first receiving Keysight’s written approval.  Executive further agrees to take no action which would cause Keysight or its employees or agents any embarrassment or humiliation or otherwise cause or contribute to Keysight’s or any such person’s being held in disrepute by the general public or Keysight’s employees, clients, or customers.

(e)                                  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 4.2(a) or Section 4.2(b) would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall, with respect to a breach or threatened breach of Section 4.2(a) or Section 4.2(b) only, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.

4.3                               Employee Release Prior to Receipt of Benefits.  Prior to the receipt of any benefits under this Agreement on account of the occurrence of a Termination Event, Executive shall execute an employee release substantially in the form attached hereto as Exhibit A (“Release”) as shall be determined by the Company.  Executive shall have twenty-one (21) days (or such longer period, not to exceed forty-five (45) days, determined by the Company) after receipt of the form of Release from the Company to consider whether to execute the Release, and Executive may revoke the Release within seven (7) days after its execution.  In the event that Executive has not received a form of Release from the Company by the tenth (10th) day following the Termination Event, Executive may execute the form of Release attached hereto as Exhibit A (which shall be deemed received by Executive on the tenth (10th) day following the Termination Event and be deemed acceptable to the Company).  In the event Executive does not execute the Release within the twenty-one (21) day period (or such longer period, not to exceed forty-five (45) days, determined by the Company), or if Executive revokes the Release within the seven (7) day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void.  Such seven (7) day period in which a Release may be revoked must have expired not later than sixty (60) days immediately following the Termination Event without revocation by the Executive in order for Executive to receive the benefits described in this Agreement.  Nothing in this Agreement shall limit the scope or time of applicability of the Release once it is executed and not timely revoked.

4.4                               Parachute Payments.  In the event that the any payments or benefits received or to be received by Executive pursuant to this Agreement or otherwise (a) constitute “parachute payments” within the meaning of Section 280G of the Code, as determined by the accounting firm that audited the Company prior to the Change of Control or another nationally known accounting or employee benefits consulting firm selected by the Company prior to such Change of Control (the “Accounting Firm”) and (b) but for this Section 4.4, would, in the judgment of the Accounting Firm, be subject to the excise tax imposed by Section 4999 of the Code by reason of Section 280G of the Code, then Executive’s benefits under this Agreement shall be payable either:  (i) in full, or (ii) as to such lesser amount which would result in no portion of such payments or benefits being subject to the excise tax under Section 4999 of the Code, as determined by the Accounting Firm, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits under this Agreement, as determined by the Accounting Firm, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  In the event that a lesser amount is paid under clause (b)(ii) above, then the elements of Executive’s payments hereunder shall be reduced in such order (A) as the Company determines, in its sole discretion, has the least economic detriment to Executive and (B) which does not result in the imposition of any tax penalties under Section 409A on the Executive.  To the extent the economic impact of reducing payments from one or more elements is equivalent and subject to clause (B) of the preceding sentence, the reduction may be made pro rata by the Company in its sole discretion.

4.5                               Amendment or Termination of This Agreement.  The Company may make amendments to this Agreement without the consent of Executive which are non-material and which are not adverse to Executive to the extent necessary or advisable to comply with laws.  Any other changes to or, termination of, this Agreement may be made only upon the mutual written consent of the Company and Executive; provided, however, that only prior to the Section 1.2 Time, the Company may unilaterally terminate this Agreement following eighteen (18) months’ prior written notice to Executive.  If the Company makes any changes to this Agreement without the consent of Executive pursuant to the first sentence of this Section 4.5 it shall provide prompt written notice and a copy of such change to Executive.

ARTICLE V.

OTHER RIGHTS AND BENEFITS NOT AFFECTED

5.1                               Nonexclusivity.  Nothing in the Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company; provided, however, that subject to Section 4.1, any benefits provided hereunder shall be in lieu of any other severance benefits to which Executive may otherwise be entitled, including without limitation, under any employment contract or severance plan.  Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Termination Event shall be payable in accordance with such plan, policy, practice or program.

5.2                               Employment Status.  This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or (iii) to change the Company’s policies regarding termination or alteration of employment.

ARTICLE VI.

NON-ALIENATION OF BENEFITS

No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

ARTICLE VII.

DEFINITIONS

For purposes of the Agreement, the following terms shall have the meanings set forth below:

7.1                               “Agreement” means this Change of Control Severance Agreement.

7.2                               “Anticipatory Termination” means a Termination Event described in clause (ii) or (iii) of Section 2.1(a) or clause (ii) or (iii) of Section 2.1(b).

7.3                               “Applicable Multiple” means with respect to:

(i)                                     the Chief Executive Officer, three (3);

(ii)                                  a Section 16 Officer (other than the Chief Executive Officer) or other Senior Vice President, two (2); and

(iii)                               Level II Executive, Level III Executive, or other Board appointed officers, one (1);

based on Eligible Officer status determined immediately prior to the Section 1.2 Time.

7.4                               “Base Salary” means Executive’s annual salary (excluding, without limitation, bonus, any other incentive or other payments, stock option exercises, and equity compensation vesting or share delivery) from the Company at the time of the occurrence of the Change of Control or Executive’s termination of employment, whichever is greater.

7.5                               “Cause” means  (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) repeated unexplained or unjustified absences from the Company; (iii) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company which has a material adverse effect on the Company’s business or reputation; (iv) a material and willful violation of any state or federal law which if made public would materially injure the business or reputation of the Company; (v) participation in a fraud or act of dishonesty against the Company which has a material adverse effect on the Company’s business or reputation; (vi) conduct by Executive which the Board determines demonstrates gross unfitness to serve; or (vii) intentional, material violation by Executive of any contract between Executive and the Company or any statutory duty of Executive to the Company that is not corrected within thirty (30) days after written notice to Executive thereof.  Whether or not the actions or omissions of Executive constitute “Cause”

within the meaning of this Section 7.5 shall be decided by the Board based upon a reasonable good faith investigation and determination.  Disability of Executive shall not constitute “Cause.”

7.6                               “Change of Control” means the occurrence of any of the following events:

(i)                                     The sale, exchange, lease or other disposition or transfer of all or substantially all of the consolidated assets of the Company to a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) which will continue the business of the Company in the future; or

(ii)                                  A merger or consolidation involving the Company in which the shareholders of the Company immediately prior to such merger or consolidation are not the beneficial owners (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of more than 75% of the total voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the total voting power of the outstanding voting securities of the Company immediately prior to such merger or consolidation; or

(iii)                               The acquisition of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of at least 25% of the total voting power of the outstanding voting securities of the Company by a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); or

(iv)                              Individuals who, as of November 1, 2014, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to November 1, 2014 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than the Board.

7.7                               “Code” means Internal Revenue Code of 1986, as amended.

7.8                               “Company” means Keysight Technologies, Inc., a Delaware corporation, and any successor thereto.

7.9                               “Disability” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

7.10                        “Eligible Officer” means the Chief Executive Officer of the Company, a Section 16 Officer, other Senior Vice President, a Level II Executive, a Level III Executive, or other Board appointed officer.

7.11                        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

7.12                        “Level II Executive or Level III Executive” means an employee of the Company as designated by the Company as either a Level II Executive or Level III Executive.

7.13                        “Good Reason” means (i) a more than $10,000 reduction of Executive’s rate of compensation as in effect immediately prior to the Effective Date of this Agreement or in effect immediately prior to the occurrence of a Change of Control, whichever is greater, other than reductions in Base Salary that apply broadly to employees of the Company or reductions due to varying metrics and achievement of performance goals for different periods under variable pay programs; (ii) either (A) failure to provide a package of benefits which, taken as a whole, provides substantially similar benefits to those in which Executive is entitled to participate in the day prior to the occurrence of the Change of Control (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or (B) any action by the Company which would significantly and adversely affect Executive’s participation or reduce Executive’s benefits under any of such plans in existence the day prior to the Change of Control, other than changes that apply broadly to employees of the Company; (iii) change in Executive’s duties, responsibilities, authority, job title, or reporting relationships resulting in a significant diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company within thirty (30) days after notice thereof is given by Executive; (iv) Executive’s relocate to a worksite that is more than 35 miles from Executive’s prior worksite, unless Executive consents to such relocation; (v) failure or refusal of a successor to the Company to assume the Company’s obligations under this Agreement, as provided in Section 8.7; or (vi) material breach by the Company or any successor to the Company of any of the material provisions of this Agreement.  For purposes of clause (iii) of the immediately preceding sentence, Executive’s duties, responsibilities, authority, job title or reporting relationships shall not be considered to be significantly diminished (and therefore shall not constitute “Good Reason”) so long as Executive continues to perform substantially the same functional role for the Company as Executive performed immediately prior to the occurrence of the Change of Control, even if the Company becomes a subsidiary or division of another entity.

To constitute “Good Reason”, the Executive must notify the Company of any event purporting to constitute Good Reason within 60 days following the Executive’s knowledge of its existence, and the Company shall have 30 days in which to correct or remove such Good Reason, or such event shall not constitute Good Reason.

7.14                        “Health Expense Benefit” means with respect to:

(i)                                     the Chief Executive Officer, any other Section 16 officer or Senior Vice President, Eighty-Thousand U.S. Dollars ($80,000); and

(ii)                                  a Level II Executive or Level III Executive, or other Board appointed officer, Forty-Thousand U.S. Dollars ($40,000);

based on Eligible Officer status determined immediately prior to the Section 1.2 Time.

7.15                        “Release” has the meaning set forth in Section 4.3.

7.16                        “Section 16 Officer” means a person who has been determined by the Company to be an “officer” of the Company for purposes of Section 16 of the Exchange Act.

7.17                        “Target Bonus” means that amount (expressed as a percentage of Executive’s Base Salary) equal to Executive’s “target bonus” as defined under the Company’s Performance-Based Compensation Plan for Covered Employees (or the comparable term or standard under the Company’s cash incentive plan in effect at the time of Executive’s termination of employment if the Performance-Based Compensation Plan for Covered Employees is no longer in effect at such time) as set for Executive by the Compensation Committee of the Board or other authorized body covering the twelve-month period ending at the end of the performance period during which Executive’s termination of employment occurs.

7.18                        “Termination Event” means an involuntary termination of employment described in Section 2.1(a) or a voluntary termination of employment described in Section 2.2(a).

ARTICLE VIII.

GENERAL PROVISIONS

8.1                               Notices.  Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex, facsimile or email) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records.  Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at such address as listed in the Company’s payroll records.

8.2                               Severability.  It is the intent of the parties to this Agreement that whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3                               Waiver.  If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4                               Complete Agreement.  This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter.  It is entered into without reliance on any promise or representation other than those expressly contained herein.

8.5                               Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6                               Headings.  The headings of the Articles and Sections hereof are inserted for convenience only and shall neither be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7                               Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not delegate any of Executive’s duties hereunder and may not assign any of Executive’s rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets, whether or not such successor executes and delivers an assumption agreement referred to in the preceding sentence or becomes bound by the terms of this Agreement by operation of law or otherwise.

8.8                               Attorney Fees.  If either party hereto brings any action to enforce such party’s rights hereunder, the prevailing party in any such action shall be entitled to recover such party’s reasonable attorneys’ fees and costs incurred in connection with such action.

8.9                               Arbitration.  In order to ensure rapid and economical resolution of any dispute which may arise under this Agreement, Executive and the Company agree that any and all disputes or controversies, arising from or regarding the interpretation, performance, enforcement or termination of this Agreement shall submitted to JAMS for non-binding mediation in San Francisco, California.  If complete agreement cannot be reached within 60 days after the date of submission to mediation, any remaining issues will be submitted to JAMS to be resolved by final and binding arbitration under the JAMS Arbitration Rules and Procedures for Employment Disputes.  The reference to JAMS shall refer to any successor to JAMS, if applicable.  BY ENTERING INTO THIS AGREEMENT, THE COMPANY AND EXECUTIVE ACKNOWLEDGE THAT THEY ARE WAIVING THEIR RIGHT TO JURY TRIAL OF ANY DISPUTE COVERED BY THIS AGREEMENT.

8.10                        Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

8.11                        Construction of Agreement.  In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the day and year written above.

Keysight Technologies, Inc.,	EXECUTIVE
a Delaware corporation

By:
Signature

Name:	Name:

Title:	Title:

Exhibit A

GENERAL RELEASE AND AGREEMENT

This General Release and Agreement (the “Agreement”) is made and entered into by                                                 (“Executive”).  The Agreement is part of an agreement between Executive and Keysight Technologies, Inc. (“Keysight”) to terminate Executive’s employment with Keysight on terms that are satisfactory both to Keysight and to Executive.  Therefore, Executive agrees as follows:

1.                                      Executive agrees to attend a Functional Exit Interview on                  , 20   at which time all company property and identification will be turned in and the appropriate personnel documents will be executed.  Executive agrees to remove all personal effects from Executive’s current office within seven days of signing this agreement and in any event not later than                  , 20  .

2.                                      Executive, on behalf of Executive’s heirs, estate, executors, administrators, successors and assigns does fully release, discharge, and agree to hold harmless Keysight, its officers, agents, employees, attorneys, subsidiaries, affiliated companies, successors and assigns from all actions, causes of action, claims, judgments, obligations, damages, liabilities, costs, or expense of whatsoever kind and character which he may have, relating to, arising out of, or connected with any other matter or event occurring prior to the execution of this Agreement whether or not brought before any judicial, administrative, or other tribunal, including but not limited to:

a.                                      any claims relating to employment discrimination on account of race, sex, age, national origin, creed, disability, or other basis, whether or not arising under the Federal Civil Rights Acts, the Age Discrimination in Employment Act, California Fair Employment and Housing Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, any amendments to the foregoing laws, or any other federal, state, county, municipal, or other law, statute, regulation or order relating to employment discrimination;

b.                                      any claims relating to pay or leave of absence arising under the Fair Labor Standards Act, the Family Medical Leave Act, and any similar laws enacted in California;

c.                                       any claims for reemployment, salary, wages, bonuses, vacation pay, stock options or other equity-based compensation, acquired rights, appreciation from stock options or other equity-based compensation, benefits or other compensation of any kind; and

d.                                      any claims relating to, arising out of, or connected with Executive’s employment with Keysight, whether or not the same be based upon any alleged violation of public policy; compliance (or lack thereof) with any internal Keysight policy, procedure, practice or guideline; or any oral, written, express, and/or implied employment contract or agreement, or the breach of any terms thereof, including but not limited to, any implied covenant of good faith and fair dealing; or any federal, state, county or municipal law, statute, regulation, or order whether or not relating to labor or employment.

The foregoing release shall not apply to (i) Executive’s rights under the Change of Control Severance Agreement between Executive and the Company (the “Change of Control Agreement”); (ii) Executive’s rights under any employee benefit plan sponsored by the Company; (iii) Executive’s rights to indemnification under the Company’s bylaws or other governing instruments or under any agreement addressing indemnification between Executive and the Company or under any merger or acquisition agreement addressing such subject matter; (iv) Executive’s rights of insurance under any liability policy covering the Company’s officers or (v) claims which Executive may not release as a matter of law, including, but not limited to, indemnification claims under applicable law.

3.                                      Executive represents and warrants that Executive has not assigned any claim or authorized any other person or entity to assert any claim on Executive’s behalf.  Further, Executive agrees that under this Agreement Executive waives any claim for damages incurred at any time in the future because of alleged continuing effects of past wrongful conduct involving any such claims and any right to sue for injunctive relief against the alleged continuing effects of past wrongful conduct involving such claims.

4.                                      In entering into this Agreement, the parties have intended that this Agreement be a full and final settlement of all matters, whether or not presently disputed, that could have arisen between them.

5.                                      Executive understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present and all rights under Section 1542 of the California Civil Code and/or any similar statute or law or any other jurisdiction are hereby expressly waived.  Such section reads as follows:

“Section 1542.  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

6.                                      It is expressly agreed that the claims released pursuant to this Agreement include all claims against individual employees of Keysight and its affiliate, whether or not such employees were acting within the course and scope of their employment.

7.                                      Executive agrees that the terms, amount and fact of settlement shall be confidential unless Keysight needs to make any required disclosure of any agreements between Keysight and Executive.  Therefore, except as may be necessary to enforce the rights contained herein in an appropriate legal proceeding or as may be necessary to receive professional services from, an attorney, accountant, or other professional adviser in order for such adviser to render professional services, Executive agrees not to disclose any information concerning

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this Agreement or the Change of Control Agreement to anyone, including, but not limited to, past, present and future employees of Keysight, until such time of the public filings.

8.                                      At Keysight’s request, Executive shall cooperate fully in connection with any legal matter, proceeding or action relating to Keysight.

9.                                      The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving this Agreement.  No modification of this Agreement shall be effective unless in writing and signed by both parties hereto.

10.                               It is further expressly agreed and understood that Executive has not relied upon any advice from Keysight and/or its attorneys whatsoever as to the taxability, whether pursuant to federal, state, or local income tax statutes or regulations or otherwise, of the payments made under the Change of Control Agreement and that Executive will be solely liable for all tax obligations, if any, arising from payment of the sums specified in the Change of Control Agreement and shall hold Keysight harmless from any tax obligations arising from said payment.

11.                               If there is any dispute arising out of or related to this Agreement, which cannot be settled by good faith negotiation between the parties, such dispute will be submitted to JAMS for non-binding mediation in San Francisco, California.  If complete agreement cannot be reached within 60 days of submission to mediation, any remaining issues will be submitted to JAMS for final and binding arbitration pursuant to JAMS Arbitration Rules and Procedures for Employment Disputes.  The reference to JAMS shall refer to any successor to JAMS, if applicable.  BY ENTERING INTO THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO JURY TRIAL OF ANY DISPUTE COVERED BY THIS AGREEMENT.

12.                               The following notice is provided in accordance with the provisions of Federal Law:

You have up to twenty-one days (21) days from the date this General Release and Agreement is given to you in which to accept its terms, although you may accept it any time within those twenty-one days.  You are advised to consult with an attorney regarding this Agreement.  You have the right to revoke your acceptance of this Agreement at any time within seven (7) days from the date you sign it, and this Agreement will not become effective and enforceable until this seven (7) day revocation period has expired.  To revoke your acceptance, a written notice of revocation must be received by Keysight, addressed to Keysight Technologies, Inc., Attention:  General Counsel located at 1400 Fountaingrove Parkway, Santa Rosa, CA  95403 on or before the seventh day after you sign this Agreement.

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EXECUTIVE FURTHER STATES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH THE ATTORNEY OF EXECUTIVE’S CHOICE, THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, THAT EXECUTIVE HAS HAD AMPLE TIME TO REFLECT UPON AND CONSIDER ITS CONSEQUENCES, THAT EXECUTIVE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO EXECUTIVE TO SIGN THIS AGREEMENT ARE THOSE STATED ABOVE OR IN THAT CHANGE OF CONTROL SEVERANCE AGREEMENT BETWEEN KEYSIGHT AND EXECUTIVE, AND THAT EXECUTIVE IS SIGNING THIS AGREEMENT VOLUNTARILY.

IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals on the date indicated below, and shall become effective as indicated above.

EXECUTIVE

By:

Name:

Date:

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